May 23, 2012
FOR IMMEDIATE RELEASE

RAYMOND JAMES FINANCIAL
REPORTS APRIL 2012 OPERATING DATA

ST. PETERSBURG, Fla. – In an effort to provide timely information to enable analysts and investors to stay better informed about the general trends in our major business segments, we are releasing selected operating statistics. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

While much time and attention has been paid to closing the acquisition of Morgan Keegan (MK) and integrating its businesses, the core Raymond James Financial (RJF) and MK operations continued to perform at healthy levels in April. We are showing the legacy RJF statistics separately from the additive MK results for this month only. The combined figures establish a baseline and we will revert back to a single figure for each metric beginning with May’s operating data.

“With the S&P 500 essentially flat for the month, the 1.4 percent sequential increase in RJF private client group securities commissions and fees reflects the higher quarterly billing base at April 1 for fee-based accounts. The increase from the prior quarter in fee-based assets more than overcame the impact of two fewer business days than in the preceding month. The MK private client group revenues were approximately in line with our expectations,” said CEO Paul Reilly.

Capital Markets continues to be a tale of two businesses. Equity Capital Markets remains challenging and is still operating well below year-ago levels. Fixed Income made good progress integrating Raymond James & Associates fixed income businesses into the larger Morgan Keegan operation, with the combined department approximately three times the size of our prior fixed income business.

Both assets under management and loans at Raymond James Bank showed only modest change for the month as new production approximated runoff in both segments.

“The first three weeks of May were challenging for equity markets, allegedly a reaction to the uncertainty in the European Markets. It appears that we may experience more volatility in the equity markets, which further validates our diversified business model.” Reilly said.

About Raymond James Financial, Inc.

Raymond James Financial (NYSE-RJF) is a Florida-based diversified holding company providing financial services to individuals, corporations and municipalities through its subsidiary companies. Its four principal wholly owned broker/dealers, Raymond James & Associates, Raymond James Financial Services, Raymond James | Morgan Keegan and Raymond James Ltd., have more than 6,000 financial advisors serving over 2 million accounts in more than 2,500 locations throughout the United States, Canada and overseas. In addition, total client assets exceed $370 billion, of which approximately $40 billion are managed by the firm’s asset management subsidiaries.

Forward Looking Statements

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements regarding management expectations, strategic objectives, business prospects, anticipated expense savings, financial results, anticipated results of litigation and regulatory proceedings, and other similar matters are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements, due to a number of factors, which include, but are not limited to, difficulty integrating Raymond James' and Morgan Keegan's businesses or realizing the projected benefits of the acquisition, the inability to sustain revenue and earnings growth, changes in the capital markets, diversion of management time on integration issues, and other risk factors discussed in documents filed by Raymond James with the Securities and Exchange Commission from time to time, including Raymond James' 2011 Annual Report on Form 10-K and the quarterly report on Form 10-Q for the quarters ended December 31, 2011 and March 30, 2012, which are available on RAYMONDJAMES.COM and SEC.GOV. Any forward-looking statement speaks only as of the date on which that statement is made. Raymond James will not update any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made.

For more information, contact Steve Hollister at 727-567-2824.
Please visit the Raymond James Press Center at raymondjames.com/media.

	April 2012			April 2011	March 2012
	(20 business days)			(20 business days)	(22 business days)
	Raymond James	Morgan Keegan	Combined

Total securities commissions and fees (1)	$188.9 mil.	$64.1 mil.	$253 mil.	$182.5 mil.	$186.3 mil.

Total client assets under administration(2)	$ 293 bil.	$83 bil.	$ 376 bil.	$ 282 bil.	$ 292 bil.

Number of lead managed underwritings (3)	5	-	5	4	5

Financial assets under management (4)	$ 39.1 bil.	$ 3 bil.	$ 42.1 bil.	$ 36.9 bil	$ 39.3 bil.

Raymond James Bank total loans, net	$ 7.5 bil.	N/A	$ 7.5 bil.	$ 6.1 bil.	$ 7.4 bil.

(1)  Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.  For the month ending April 30, 2012, Private Client Group segment securities commissions and fees include $161.6 million generated by legacy Raymond James financial advisors and $34.6 million generated by financial advisors of our Morgan Keegan subsidiary.

(2)  Includes institutional assets of approximately $2.5 billion for legacy Raymond James for all periods presented.  Morgan Keegan total client assets under administration includes $17 billion of institutional assets at April 30, 2012.

(3)  This is only one of several key revenue sources for the capital markets segment; other key revenue sources include institutional sales commissions, M&A and co-managed deals and transaction fees.

(4)  This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.